Exhibit 11


              BANDO McGLOCKLIN CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                For the three months       For the six months
                                   ended June 30,            ended June 30,
                                --------------------       ------------------

                                  2000        1999          2000        1999
                               ----------  ----------    ----------  ----------

Net income available to
 common shareholders           $  674,254  $  900,431    $1,722,965  $1,798,531
                               ----------  ----------    ----------  ----------

Determination of shares:
  Weighted average common
   shares outstanding
   (basic)                      3,841,822   4,017,804*    3,897,226   4,037,796*
  Assumed conversion of
   stock options                    1,678      10,839*        1,446       3,257*
                               ----------  ----------   -----------  ----------

  Weighted average common
   shares outstanding
   (diluted)                    3,843,500   4,028,643*    3,898,672   4,041,053*
                               ==========  ==========    ==========  ==========

Basic earnings per share       $     0.18  $     0.22*   $     0.44  $     0.45*
Diluted earnings per share     $     0.18  $     0.22*   $     0.44  $     0.45*

* Restated for 10% stock dividend as of the December 31, 1999 record date.